As filed with the Securities and Exchange Commission on June 22, 2006
     Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
Pier 1 Imports, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	75-1729843 (I.R.S. Employer Identification No.)

100 Pier 1 Place, Fort Worth, Texas (Address of Principal Executive Offices)	76102 (Zip Code)
PIER 1 IMPORTS, INC. MANAGEMENT RESTRICTED STOCK PLAN
(Full title of the plan)
Michael A. Carter
Senior Vice President and General Counsel
Pier 1 Imports, Inc.
100 Pier 1 Place, Fort Worth, Texas 76102
(Name and address of agent for service)
(817) 252-7630
(Telephone number, including area code, of agent for service)
Calculation of Registration Fee

Proposed
		Proposed Maximum	Maximum Aggregate
Title of Securities	Amount to be	Offering Price Per	Offering	Amount of
to be Registered	Registered(1)	Share(2)	Price(2)	Registration Fee
Common Stock Par Value - $1.00 per share	415,660 shares	$7.58	$3,148,625	$336.90

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein and any additional shares that may be issued pursuant to the anti-dilution provisions of the employee benefit plan described herein.

(2)	Estimated pursuant to Rules 457(c) and (h) solely for purposes of calculating amount of registration fee and based upon the average of the high and low prices of the shares of common stock of Pier 1 Imports, Inc., as reported on the New York Stock Exchange on June 21, 2006.

EXPLANATORY NOTE
     This Registration Statement on Form S-8 (the “Registration Statement”) registers issuances of 415,660 shares of common stock, par value $1.00 per share (“Common Stock”) of Pier 1 Imports, Inc. (“Pier 1” or the “Registrant”) granted or to be granted under the Pier 1 Imports, Inc. Management Restricted Stock Plan (the “Plan”). As of the date of this registration statement, 198,000 shares of restricted stock have been granted and remain outstanding under the Plan.
PART I
ITEM 1. PLAN INFORMATION*
ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION*

*	Information required by Part I of Form S-8 to be contained in a reoffer prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933 is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8. This Registration Statement also includes a reoffer prospectus that has been prepared in accordance with the requirements of Part I of Form S-3 and, pursuant to General Instruction C of Form S-8, may be used for reofferings and resales on a continuous or delayed basis of 198,000 shares of restricted stock granted to the selling stockholders named herein under the Plan.

REOFFER PROSPECTUS
Pier 1 Imports, Inc.
415,660 Shares of Common Stock, par value $1.00 per share

     This reoffer prospectus relates to 415,660 shares of our common stock that may be sold from time to time by the selling stockholders named in this reoffer prospectus, who may be deemed to be our “affiliates”, 198,000 of which are restricted stock acquired by the selling stockholders prior to the date of this reoffer prospectus.
     The distribution of the common stock by the selling stockholders may be effected from time to time, in one or more transactions, at prices related to prevailing market prices or at negotiated prices.
     The selling stockholders will receive all of the proceeds from the common stock sold pursuant to this reoffer prospectus and we will receive none of such proceeds. All expenses of registration incurred in connection with this offering are being borne by us, but all brokerage commissions and other expenses incurred by individual selling stockholders will be borne by these selling stockholders.
     The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the distribution of the shares may be considered “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and, in that event, any commissions received by them and any profit on the resale of the shares may be considered underwriting commissions or discounts under the Securities Act.
     Our common stock is listed on the New York Stock Exchange under the symbol “PIR.” On June 19, 2006, the last reported sale price of our common stock on the New York Stock Exchange was $7.62 per share.
     Investing in our common stock involves risks. See “Risk Factors” beginning on page 3.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this reoffer prospectus. Any representation to the contrary is a criminal offense.

The date of this reoffer prospectus is June 22, 2006.

     You should rely only on the information contained or incorporated by reference in this reoffer prospectus. We have not authorized anyone to provide you with different or additional information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this reoffer prospectus is accurate as of any date other than the date on the front of this reoffer prospectus. Our business, financial condition, results of operations and prospects may have changed since then.

-i-

FORWARD LOOKING STATEMENTS
     This reoffer prospectus includes or incorporates by reference “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. We may also make forward-looking statements in other reports filed with the Securities and Exchange Commission and in material delivered to our stockholders. Forward-looking statements provide current expectations of future events based on certain assumptions. These statements encompass information that does not directly relate to any historical or current fact and often may be identified with words such as “anticipates,” “believes,” “expects,” “estimates,” “intends,” “plans,” “projects” and other similar expressions. Our expectations and assumptions regarding planned store openings, financing of obligations from operations, results from our new marketing, merchandising and store operations strategies, and other future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements. Risks and uncertainties that may affect operations and performance include, among others, the effects of terrorist attacks or other acts of war, conflicts or war involving the United States or its allies or trading partners, labor strikes, weather conditions or natural disasters, volatility of fuel and utility costs, the general strength of the economy and levels of consumer spending, consumer confidence, the availability of new sites for expansion along with sufficient labor to facilitate growth, the availability and proper functioning of technology and communications systems supporting our key business processes, our ability to import merchandise from foreign countries without significantly restrictive tariffs, duties or quotas and our ability to source, ship and deliver items from foreign countries to our United States distribution centers at reasonable prices and rates and in a timely fashion. The foregoing risks and uncertainties are in addition to others discussed elsewhere in this reoffer prospectus. We have no obligation to update or otherwise revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

OUR COMPANY
     We are one of North America’s largest specialty retailers of unique decorative home furnishings, gifts and related items. During fiscal 2006, we directly imported proprietary, private-label merchandise from over 40 countries and sold a wide variety of furniture collections representing 40% of our merchandise mix, decorative accessories at 26%, bed and bath products at 15%, housewares at 13% and other seasonal assortments at 6%. We operate stores in the United States and Canada under the name Pier 1 Imports and Pier 1 Kids. Pier 1 Kids operates stores that sell children’s home furnishings and decorative accessories. As of February 25, 2006, we operated 1,100 Pier 1 stores in the United States, 83 Pier 1 stores in Canada and supported five franchised stores in the United States. We also operated 43 Pier 1 Kids stores in the United States.
     Pier 1 offers a diverse selection of products consisting of approximately 3,000 items. While the broad categories of Pier 1’s merchandise remain constant, individual items within these product groupings change frequently in order to meet the demands of our customers. Pier 1 merchandise largely consists of items that require a significant degree of handcraftsmanship and are mostly imported directly from foreign suppliers that operate in cottage industries and small factories. Pier 1 is not dependent on any particular supplier and has enjoyed long-standing relationships with many vendors.
     Pier 1 stores in the United States and Canada average approximately 9,800 gross square feet, which includes an average of approximately 7,800 square feet of retail selling space. The stores consist of freestanding units located near shopping centers or malls and in-line positions in major shopping centers. Pier 1 operates in all major U.S. metropolitan areas and many of the primary smaller markets. Pier 1 stores generally have their highest sales volumes during November and December as a result of the holiday selling season.
     We operate an e-commerce web site, which can be accessed at www.pier1.com, which provides our customers with access to Pier 1 products and services at their convenience. Customers can shop from substantially all of our merchandise assortment as well as purchase gift cards, create and manage bridal and gift registries, view interactive versions of recent catalogs, watch recent TV commercials and sign up for marketing email and direct mail. We also offer a Pier 1 proprietary credit card to customers and develop customer loyalty through targeted marketing promotions, including deferred payment options on larger ticket purchases.
Our strategy
     Throughout fiscal 2006, we continued to struggle with declining sales performance. Challenged with how to increase customer traffic and differentiate ourselves from the growing competition, we implemented several key initiatives. To regain our position as a unique specialty retailer, we are focusing on merchandising and marketing strategies as well as prudent management of the business through cost reductions and other restructuring plans throughout the organization.
     Through market research and customer feedback, we determined that our stores needed an updated look, complete with new merchandise lines and a redesigned store format. Market research showed that customers are looking for a “less is more” style of home furnishings, with more efficient and convenient shopping options. As a result, we have introduced a new line of merchandise with more contemporary designs, updated color palettes and a modern look. In addition to shelf displays, customers entering Pier 1 stores will now find merchandise arrangements designed to fit into particular areas of the home such as the living room, dining room, bedroom or patio. The new merchandise is displayed in a manner that allows the customers to imagine what it would look like in their own homes, as well as showing them how to incorporate different accessories into their living areas.
     In addition to the new merchandise initiatives, we have implemented new marketing strategies including new television advertisements, catalog mailings, magazine advertisements, and direct mail and Internet marketing. We began test marketing our catalog through limited mailings late in fiscal 2005 and again in early fiscal 2006 and decided to expand the mailings of catalogs with two nation-wide distributions during the fall and holiday season of fiscal 2006. Customer response was positive and we have decided to continue to expand this form of marketing and discontinue the use of newspaper inserts. The catalog offers an opportunity to show product to its best advantage, to suggest its use in home settings and to demonstrate the value proposition. In March 2006, we circulated ten million copies of the spring catalog. In April, we circulated a late spring edition of the catalog and followed it with a summer catalog in late May. In all, we plan to distribute nine direct mail catalogs throughout fiscal 2007. Our management feels that the catalogs will play an increasingly important role in the overall marketing plan as well as provide us with future business opportunities. Almost all items available through catalogs and Internet shopping are also available in stores.
     We continue to manage our business prudently by reducing capital expenditures and controllable costs, but we realize that sales will determine our success. Our new marketing and merchandising initiatives are anticipated to help bring customers back to our stores.
Our industry
     We compete in the highly competitive specialty retail business and compete primarily with specialty sections of large department stores, furniture and decorative home furnishings retailers, small specialty stores, discount stores, and catalog and Internet retailers. We believe that we compete on the basis of price, value, rapidly changing merchandise assortments, visual presentations of our merchandise, customer service and fashion sense. We also believe that we remain competitive with other retailers because of our name recognition and established vendor relationships. We believe that our Pier 1 Kids business offers an opportunity to take advantage of the growing demand for children’s furniture and accessories.
About us
     We are a Delaware corporation. Our principal offices are located at 100 Pier 1 Place, Fort Worth, Texas 76102, and our telephone number is (817) 252-8000. Our website is www.pier1.com. The information on our website is not part of this reoffer prospectus.
RISK FACTORS
     The following information describes certain significant risks and uncertainties inherent in our business. Some of these risks are described below and in the documents incorporated by reference in this reoffer prospectus, and you should take these risks into account in evaluating us or any investment decision involving us or in deciding whether to invest in our common stock. This section does not describe all risks applicable to us, our industry or our business, and it is intended only as a summary of certain material factors. You should carefully consider such risks and uncertainties, together with the other information contained in our latest Annual Report on Form 10-K and in our other public filings. If any of such risks and uncertainties actually occurs, our business, financial condition or operating results could differ materially from the plans, projections and other forward-looking statements included in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in our latest Annual Report on Form 10-K and in our other public filings. In addition, if any of the following risks and uncertainties, or if any other disclosed risks and uncertainties, actually occurs, our business, financial condition or operating results could be harmed substantially.
Risk Factors Related to the Company
Strategic Risks and Strategy Execution Risks
We must be able to anticipate, identify and respond to changing trends and customer preferences for home furnishings.
     The success of our specialty retail business depends upon our ability to predict trends in home furnishings consistently and to provide merchandise that satisfies consumer demand in a timely manner. Consumer preferences often change and may not be reasonably predicted. A majority of our merchandise is manufactured, purchased and imported from countries around the world and is typically ordered well in advance of the applicable selling season. Extended lead times of four to twelve months may make it difficult to respond rapidly to changes in consumer demand and as a result we may be unable to react quickly and source needed merchandise. Also, our vendors may not have the ability to handle our increased demand for product. The seasonal nature of the specialty home furnishing business leads us to purchase and requires us to carry a significant amount of inventory prior to our peak selling season. As a result, we may be vulnerable to changes in evolving home furnishing trends, customer preferences, pricing shifts, and may misjudge the timing and selection of merchandise purchases. Our failure to anticipate, predict and respond in a timely manner to changing home furnishing trends could lead to lower sales and additional promotional discounts and clearance markdowns in an effort to clear merchandise, which could have a negative impact on merchandise margins and in turn the results of operations.

Failure to control merchandise returns could negatively impact the business.
     We have established a provision for estimated merchandise returns based upon historical experience and other known factors. If actual returns are greater than those projected by management, additional sales returns could be recorded in the future. Also, to the extent that returned merchandise is damaged, we may not receive full retail value from the resale of the returned merchandise. Introductions of new merchandise, changes in merchandise mix, merchandise quality issues, changes in consumer confidence, or other competitive and general economic conditions may cause actual returns to exceed the provision for estimated merchandise returns. An increase in merchandise returns that exceeds our current provisions could negatively impact the business and operating results.
The success of the business is dependent on factors affecting consumer spending that we cannot control.
     Consumer spending, including spending for the home and home-related furnishings, is dependent upon factors that include but are not limited to general economic conditions, levels of employment, disposable consumer income, prevailing interest rates, consumer debt, costs of fuel, recession and fears of recession, war and fears of war, inclement weather, tax rates and rate increases, consumer confidence in future economic conditions and political conditions, and consumer perceptions of personal well-being and security. Unfavorable changes in factors affecting discretionary spending could reduce demand for our products and therefore lower sales and negatively impact the business and operating results.
We intend to expand our direct to consumer business in an effort to continue to grow and may face challenges that may cause these expansion plans to fail.
     We currently operate an e-commerce web site which serves as a marketing vehicle for the business and provides consumers access to our products and services at their convenience. We believe our introduction of the catalog business has allowed us to focus on cross-channel integration and to more effectively utilize our web site to reach new and existing customers. We plan to fully integrate our direct to consumer business by the end of fiscal 2007 with the introduction of delivery of products direct to the customer’s home or to their local Pier 1 store, at their request. The newest channel of direct to consumer business is expected to play a more critical role to the growth of the business and will complement our current retail locations, e-commerce web site and catalog business.
Failure to successfully manage and execute our marketing initiatives could have a negative impact on the business.
     Our continued success and growth has become dependent on improving customer traffic in order to gain sales momentum in our stores and on our e-commerce web site. Historically, we have utilized various media to reach the consumer and we have experienced varying levels of favorable response to our marketing efforts. Often media placement decisions are made months in advance and our inability to accurately predict our consumers preferred method of communication may negatively impact the business and operating results.
Risks Related to Profitable Growth
Our success depends, in part, on our ability to find desirable new locations at reasonable rental rates and close underperforming stores at or before the conclusion of their lease terms.
     Historically, the continued growth of the business has been highly dependent on opening and operating new stores at a reasonable profit. While management is currently executing a very disciplined growth strategy, we will continue to pursue new store locations. The ability to continue to open additional stores successfully will depend upon a number of factors, many of which are beyond our control, including identification and availability of suitable store locations; negotiation of favorable lease terms; securing required governmental permits and approvals; availability of construction materials and labor at reasonable prices; obtaining financing on acceptable terms; and general economic conditions.
     For a majority of our current store base, a large portion of a stores’ operating expense is our costs associated with leasing the location. Management actively monitors individual store performance to ensure stores can remain profitable or have the ability to rebound to a profitable state. Current locations may not continue to be desirable as demographics may adversely change and we may choose to close an underperforming store before its lease expires. If management chooses to close an existing store before its lease expiration, we could suffer operating losses until the lease term expires or until the lease arrangement has been restructured or the lease obligation has been settled.
Failure to attract and retain an effective management team or changes in the costs or availability of a suitable workforce to manage and support our stores and distribution facilities could adversely affect the business.
     Our success is dependent, in a large part, on being able to successfully attract, motivate and retain a qualified management team and employees. Sourcing qualified candidates to fill important positions within our company, especially management, in the highly competitive retail environment may prove to be a challenge. The inability to recruit and retain such individuals could result in turnover in our stores and distribution facilities, which could have an adverse effect on the business. Management will continue to assess our compensation structure in an effort to attract future qualified candidates or retain current experienced management team members.
     Occasionally we experience union organizing activities in our non-unionized distribution facilities. These types of activities may result in work slowdowns or stoppages and higher labor costs. Any increase in costs associated with labor organization at our distribution facilities could result in higher costs to distribute inventory and could negatively impact merchandise margins.
Factors affecting the general strength of the economy, should they decline, could result in reduced consumer demand for our products.
     Our successful execution relies on customer demand for our merchandise, which is affected by factors that are impacted by prevailing economic conditions. A general slowdown in the United States economy and an uncertain economic outlook may adversely affect consumer spending which in turn could result in lower sales and unfavorable operating results. A prolonged economic downturn could have a material adverse effect on the business, and our financial condition and results of operations.
We operate in a highly competitive retail environment with companies offering similar merchandise to ours, and if customers are lost to our competitors, sales could decline.
     Our retail locations, e-commerce web site and direct mail catalog business operate in the highly competitive specialty retail business competing with specialty sections of large department stores, home furnishing stores, small specialty stores, discount stores and catalog and Internet retailers. Management believes that in addition to competing for sales, we compete on the basis of pricing and quality of products, constantly changing merchandise assortment, visual presentation of our merchandise and customer service. We also believe our Pier 1 operations are competitive with other retailers due to brand awareness and name recognition, established vendor relationships and the extent and variety of the merchandise offered. The level of competition is not anticipated to decrease and if we are unable to maintain a competitive position, we could experience negative pressure on retail prices which in turn could result in reduced merchandise margins and operating results.
Increases in certain operating costs that we cannot entirely control may have a significant impact on our profitability.
     We need to manage our operating costs effectively and continue to look for opportunities to reduce these costs. Such costs include; rent, fuel and utility costs, delivery expenses, postage, advertising media and production costs (including the cost of paper and printing), and costs of obtaining commercial insurance.
Our business is subject to seasonal variations, with a significant portion of our sales and earnings occurring during two months of the year.
     Approximately 25% of our sales generally occur during the November-December holiday selling season. Failure to predict consumer demand correctly during these months could result in lost sales or gross margin erosion if merchandise must be marked down to clear inventory.

Our business may be harmed by adverse weather conditions and natural disasters.
     Extreme or undesirable weather can affect customer traffic in retail stores as well as customer shopping behavior. Natural disasters such as earthquakes, weather phenomena, and events causing infrastructure failures could adversely affect any of our retail locations, distribution centers, administrative facilities, ports, or locations of our suppliers domestically and in foreign countries.
Risks Associated with Dependence on Technology
We are heavily dependent on various kinds of technology in the operation of our business.
     Failure of any critical software applications, technology infrastructure, telecommunications, data communications, or networks could have a material adverse effect on our ability to manage the merchandise supply chain, sell products, accomplish payment functions or report financial data. Some business processes that are dependent on technology are outsourced to third parties. Such processes include gift card tracking and authorization, credit card authorization and processing, catalog and e-commerce fulfillment, insurance claims processing, processing and payment of payroll outside the United States, and record keeping for retirement plans. We make a diligent effort to insure that all providers of outsourced services observe proper internal control practices, such as redundant processing facilities; however, there are no guarantees that failures will not occur. Failure of third parties to provide adequate services could have an adverse effect on our results of operations, liquidity, or ability to accomplish our financial and management reporting.
Regulatory Risks
We are subject to laws and regulatory requirements in many jurisdictions. Changes in these laws and requirements may result in additional costs, including the costs of compliance as well as potential penalties for non-compliance.
     We operate in many local, state, and federal taxing jurisdictions, including foreign countries. In most of these jurisdictions we are required to collect state and local sales taxes at the point of sale and remit them to the appropriate taxing authority. We are also subject to income taxes, excise taxes, franchise taxes, and other special taxes. We are also required to maintain various kinds of business and commercial licenses to operate our stores and other facilities. Rates of taxation are beyond our control, and increases in such rates or taxation methods and rules could have a material impact on our profitability. Failure to comply with laws concerning the collection and remittance of taxes and with licensing requirements could also subject us to financial penalties or business interruptions.
     Local, state, and federal legislation also has a potential material effect on our profitability or ability to operate our business. Compliance with certain legislation carries with it significant costs. We are subject to oversight by many governmental agencies in the course of operating our business because of our numerous locations, large number of employees, contact with consumers, granting of credit, and importation and exportation of product. Insuring compliance with regulations may cause us to incur significant expenses, including the costs associated with periodic audits. Failure to comply may also cause additional costs in the form of penalties.
Risks Associated with International Trade
As a retailer of imported merchandise, we are subject to certain risks that typically do not affect retailers of domestically produced merchandise.
     We usually order merchandise from four to twelve months in advance of delivery and generally pay for the merchandise at the time it is loaded for transport to designated United States destinations. Global political unrest, war, threats of war, terrorist acts or threats, especially threats to foreign and United States ports, could affect our ability to import merchandise from certain countries. Fluctuations in foreign currency exchange rates, restrictions on the convertibility of the dollar and other currencies, duties, taxes and other charges on imports, dock strikes, import quota systems and other restrictions sometimes placed on foreign trade can affect the price, delivery and availability of imported merchandise as well as exports to our stores in other countries. The inability to import products from certain countries, unavailability of adequate shipping capacity at reasonable rates, or the imposition of significant tariffs could have a material adverse effect on our results of operations. Freight costs contribute a substantial amount to the cost of imported merchandise. Monitoring of foreign vendors’ compliance with United

States laws and our standards, including quality standards, is more difficult than monitoring of domestic vendors.
     The United States government has the authority to enforce trade agreements, resolve trade disputes, and open foreign markets to United States goods and services. The United States government may also impose trade sanctions on foreign countries that are deemed to violate trade agreements or maintain laws or practices that are unjustifiable and restrict United States commerce. In these situations the United States government may increase duties on imports into the United States from one or more foreign countries. In this event, we could be adversely affected by the imposition of trade sanctions.
     In addition, the United States maintains in effect a variety of additional international trade laws under which our ability to import may be affected from time to time, including, but not limited to, the antidumping law, the countervailing duty law, the safeguards law, and laws designed to protect intellectual property rights. Although we may not be directly involved in a particular trade dispute under any of these laws, our ability to import, or the terms and conditions under which we can continue to import, may be affected by the outcome of that dispute.
     In particular, because we import merchandise from countries around the world, we may be affected from time to time by antidumping petitions filed with the United States Commerce Department and International Trade Commission by United States producers of competing products alleging that foreign manufacturers are selling their own products at prices in the United States that are less than the prices that they charge in their home country market or in third country markets or at less than their cost of production. Such petitions, if successful, could significantly increase the United States import duties on those products. In that event, we might possibly decide to pay the increased duties, thereby possibly increasing our price to consumers. Alternatively, we might decide to source the product or a similar product from a different country not subject to increased duties or else discontinue the importation and sale of the product.
     In recent years, dispute resolution processes have been utilized to resolve disputes regarding market access between the European Union, China, the United States and other countries. In some instances these trade disputes can lead to the threats by countries of sanctions against each other, which can include import prohibitions and increased duty rates on imported items. We consider any agreement that reduces tariff and non-tariff barriers in international trade beneficial to our business. Any type of sanction on imports is likely to increase our import costs or limit the availability of products purchased from sanctioned countries. In that case, we may be required to seek similar products from other countries.
Risks Relating to Liquidity
Insufficient cash flows from operations could result in the substantial utilization of our secured credit facility which may impose certain financial covenants.
     We maintain a secured credit facility to enable us to issue merchandise and special purpose standby letters of credit as well as occasionally to fund working capital requirements. Borrowings under the credit facility are subject to a borrowing base calculation consisting of a percentage of eligible inventory and third party credit card receivables. Substantial utilization of the availability under the borrowing base will result in various restrictions on us including: restricting our ability to repurchase our common stock or pay dividends, dominion over our cash accounts, and requiring compliance with a minimum fixed charge coverage ratio. While we do not anticipate the use of the facility for working capital purposes in the next twelve months, significant decreases in cash flow from operations and investing could result in our borrowing increased amounts under the credit facility to fund operational needs and potentially being subjected to these limitations.
Changes in our credit rating may result in a significant decrease in cash available for our use.
     Our credit card securitization program requires that we maintain a minimum credit rating. Should our credit rating fall more than one notch, or our rating be withdrawn, the certificate holders would be entitled to retain funds collected on the outstanding credit card receivables until the certificate holders have been repaid amounts owed. To avoid such an event, our non-consolidated subsidiary would endeavor to amend the securitization agreement to lower the minimum acceptable credit rating or eliminate the rating requirement. In the past, our non-consolidated subsidiary has been able to amend our securitization agreement as needed; however, there are no assurances that future amendments will be obtainable. If such an event were not avoided, it could negatively impact our liquidity position as it would reduce the non-consolidated subsidiary’s funds available to purchase our newly generated proprietary credit card receivables and could further result in defaults under other agreements, including our secured credit facility. A default under the secured credit facility that remains uncured or that was not waived by the lenders would cause severe limitations on our ability to issue letters of credit or borrow funds to cover operational needs, which would negatively impact the business.
USE OF PROCEEDS
     We will not receive any proceeds from the sale of common stock by the selling stockholders.
SELLING STOCKHOLDERS
     The common stock to which this reoffer prospectus relates is being registered for reoffers and resales by the selling stockholders who have acquired, or who may acquire, shares under the Plan. The selling stockholders may sell all, some or none of the common stock. Therefore, no estimate can be made of the aggregate number of shares that are to be offered by this reoffer prospectus or that will be owned for the direct or indirect account of each selling stockholder upon completion of the offering to which this reoffer prospectus relates. The selling stockholders may offer the common stock for sale from time to time. See “Plan of Distribution.” The inclusion in the table of the individuals named below will not be deemed to be an admission that any of these individuals are our affiliates.
     Participants under the Plan who are deemed to be our “affiliates” who acquire common stock under the Plan may be added to the selling stockholders listed below from time to time by use of a reoffer prospectus supplement filed pursuant to Rule 424(b) under the Securities Act. In addition, certain unnamed non-affiliates of ours may use this reoffer prospectus for reoffers and resales of the shares of common stock registered pursuant to the Registration Statement of which this reoffer prospectus is a part, provided that these non-affiliates hold less than one percent of the shares issuable under the Plan.
     The following table provides the names, the relationship with us within the past 3 years and beneficial ownership of, and the number of shares of common stock which may be sold by each selling stockholder as of the date of this offering:

			Amount to be
			Offered for Selling	Amount Owned After	Percent
	Relationship to Pier 1	Total Amount Owned	Stockholders'	the Offering	Owned After
Name (1)	Within Past 3 Years	(2)	Account	(3)	the Offering(4)
Susan E. Barley	Senior Vice President and Controller	264,167	9,000	273,167	0.3%

Richard T. Blackwelder	Senior Vice President, Stores	248,775	9,000	257,775	0.3%

Michael A. Carter	Senior Vice President and General Counsel	77,362	5,000	82,362	0.1%

J. Gregory Coffey	Vice President, Treasury	76,250	5,000	81,250	0.1%

Leslie Eades	Vice President, Brand Development and Creative	124,329	5,000	129,329	0.1%

Gregory S. Humenesky	Executive Vice President, Human Resources	6,525	18,000	24,525	0.0%

Jay R. Jacobs	Executive Vice President, Merchandising	440,343	18,000	458,343	0.5%

Donald L. Kinnison	Vice President, Merchandising and Merchandise Support	170,625	5,000	175,625	0.2%

Robert A. Kling	Senior Vice President, Merchandising	164,488	9,000	173,488	0.2%

Katherine W. Krahn	Vice President, Stores	34,635	5,000	39,635	0.0%

Edward J. Lasko	Vice President, Tax	109,116	5,000	114,116	0.1%

			Amount to be
			Offered for Selling	Amount Owned After	Percent
	Relationship to Pier 1	Total Amount Owned	Stockholders'	the Offering	Owned After
Name (1)	Within Past 3 Years	(2)	Account	(3)	the Offering(4)
Andrew Laudato	Senior Vice President and Chief Information Officer	163,854	9,000	172,854	0.2%

Paul D. Mihic	President, Pier 1 Kids, Inc.	135,201	5,000	140,201	0.2%

Ronni R. Morrison	Vice President, Human Resources	127,676	5,000	132,676	0.2%

Steven M. Mowrer	Senior Vice President, Credit and Check Services	161,554	9,000	170,554	0.2%

Gregory O. Rake	Vice President, International Logistics and Transportation	85,044	5,000	90,044	0.1%

Phil E. Schneider	Executive Vice President, Marketing	664,176	18,000	682,176	0.8%

Charles H. Turner	Executive Vice President, Finance, Chief Financial Officer and Treasurer	539,323	18,000	557,323	0.6%

David A. Walker	Executive Vice President, Logistics and Allocations	521,757	18,000	539,757	0.6%

E. Mitchell Weatherly	Executive Vice President, Stores	634,889	18,000	652,889	0.7%

(1)	The address of each of the selling stockholders is c/o Pier 1 Imports, Inc., 100 Pier 1 Place, Fort Worth, Texas 76102. Each selling stockholder listed herein shall include any donee, pledgee, transferee, or other successor in interest that receives shares of common stock or options from the selling stockholder as a gift, distribution or in other non-sale transfers, from time to time.

(2)	Except as otherwise noted and pursuant to applicable community property laws, each person or entity named in the table above has sole voting and investment power with respect to all common stock listed as owned by that person or entity. Shares beneficially owned include shares that may be acquired pursuant to options and warrants whether or not exercisable within 60 days of the date of this reoffer prospectus.

(3)	This amount assumes the sale of all shares registered for the account of the selling stockholders whether or not exercisable within 60 days of the date of this reoffer prospectus. The selling stockholders may sell all, some or no portion of the common stock registered hereunder.

(4)	This amount is based on 87,239,597 shares of common stock outstanding as of June 19, 2006. Common stock deemed to be beneficially owned by virtue of the right of any person to acquire these shares whether or not exercisable within 60 days of the date of this reoffer prospectus is treated as outstanding only for purposes of determining the percent owned by such person.
PLAN OF DISTRIBUTION
          As used in this reoffer prospectus, “selling stockholders” includes the selling stockholders named above and their donees, pledgees, transferees or other successors in interest selling shares received from named selling stockholders as a gift, partnership distribution or other non-sale-related transfer after the date of this reoffer prospectus. We have been advised that the selling stockholders may affect sales of the shares of common stock directly, or indirectly by or through underwriters, agents or broker-dealers, and that the shares of common stock may be sold by one or a combination of several of the following methods:
•	one or more block transactions, in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction, or crosses, in which the same broker acts as an agent on both sides of the trade;

•	purchases by a broker-dealer or market maker, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions or transactions in which a broker solicits purchases;

•	on the New York Stock Exchange or on any other national securities exchange or quotation service on which our common stock may be listed or quoted at the time of the sale;

•	in the over-the-counter market;

•	privately negotiated transactions;

•	through the writing of options, whether the options are listed on an options exchange or otherwise;

•	through distributions to creditors and equity holders of the selling stockholders; or

•	any combination of the foregoing, or any other available means allowable under applicable law.
          We will bear all costs, expenses and fees in connection with the registration and sale of the common stock covered by this reoffer prospectus, other than underwriting discounts and selling commissions. We will not receive any proceeds from the sale of the shares of our common stock covered hereby. The selling stockholders will bear all commissions and discounts, if any, attributable to sales of the shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.
          The selling stockholders may sell the shares covered by this reoffer prospectus from time to time, and may also decide not to sell all or any of the shares they are allowed to sell under this reoffer prospectus. The selling stockholders will act independently of us in making decisions regarding the timing, manner and size of each sale. The selling stockholders may effect sales by selling the shares directly to purchasers in individually negotiated transactions, or to or through broker-dealers, which may act as agents or principals. The selling stockholders may sell their shares at fixed prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at privately negotiated prices.
          Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving shares. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.
          In connection with sales of our common stock covered hereby, the selling stockholders and any broker-dealers or agents and any other participating broker-dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act. Accordingly, any profits realized by the selling stockholders and any compensation earned by such broker-dealers or agents may be deemed to be underwriting discounts and commissions. Because selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the reoffer prospectus delivery requirements of that act. We will make copies of this reoffer prospectus (as it may be amended or supplemented from time to time) available to the selling stockholders for the purpose of satisfying the reoffer prospectus delivery requirements. In addition, any shares of a selling stockholder covered by this reoffer prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold in open market transactions under Rule 144 rather than pursuant to this reoffer prospectus.
          The selling stockholders will be subject to applicable provisions of Regulation M of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares of our common stock by the selling stockholders. These restrictions may affect the marketability of such shares.
          In order to comply with applicable securities laws of some states, the shares may be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirements is available.
          To the extent necessary, we may amend or supplement this reoffer prospectus from time to time to describe a specific plan of distribution. We will file a supplement to this reoffer prospectus, if required, upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. The supplement will disclose the name of each such selling stockholder and of the participating broker-dealer(s); the number of shares involved; the price at which such shares were sold; the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; that such broker-dealer(s) did not conduct any investigation to verify the information contained in or incorporated by reference in this reoffer prospectus; and any other facts material to the transaction.
LEGAL MATTERS
          The validity of the issuance of the shares of common stock offered by this reoffer prospectus has been passed upon for us by Winstead Sechrest & Minick P.C., Dallas, Texas. Tom Thomas, a director of Pier 1, is a shareholder of Winstead Sechrest & Minick P.C.
EXPERTS
          The consolidated financial statements of Pier 1 Imports, Inc. appearing in Pier 1 Imports, Inc.’s Annual Report (Form 10-K) for the year ended February 25, 2006 and Pier 1 Imports, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of February 25, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
          We file annual, quarterly and current reports and other information with the Securities and Exchange Commission (“SEC”). You may inspect and copy such material at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room. You can also find our SEC filings at the SEC’s website at www.sec.gov and on our website at www.pier1.com (click on “Investor Relations” and then “SEC Filings”). Information contained on our website is not part of this reoffer prospectus. In addition, our reports and other information concerning us can be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, where our common stock is listed.
          We have filed with the SEC a registration statement on Form S-8 relating to the securities covered by this reoffer prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this reoffer prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may view a copy of the registration statement at the SEC’s public reference room in Washington, D.C. as well as through the SEC’s website.
          The following documents we filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:
•	the description of our common stock, par value $1.00 per share, contained in our registration statement on Form 8-B filed on September 17, 1986;

•	our Annual Report on Form 10-K for the fiscal year ended February 25, 2006, including information specifically incorporated by reference into our Form 10-K from our Proxy Statement for our Annual Meeting of Stockholders to be held on June 22, 2006; and

•	our Current Reports on Form 8-K filed on March 2, 2006, March 15, 2006, March 20, 2006, March 23, 2006, March 24, 2006, March 29, 2006, April 6, 2006, May 4, 2006, June 1, 2006 and June 15, 2006.

          All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K) subsequent to the date of this filing and prior to the termination of this offering shall be deemed to be incorporated in this reoffer prospectus and to be a part hereof from the date of the filing of such document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this reoffer prospectus or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this reoffer prospectus.
          We will provide without charge to each person to whom this reoffer prospectus is delivered, upon written or oral request of such person, a copy of any or all documents incorporated by reference in this reoffer prospectus. Requests for such copies should be directed to Michael A. Carter, Senior Vice President and General Counsel, Pier 1 Imports, Inc., 100 Pier 1 Place, Fort Worth, Texas 76102, by mail, or if by telephone at (817) 252-7630.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
     The following documents previously filed by Pier 1 Imports, Inc. (“Pier 1” or the “Registrant”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:
     (1) The Registrant’s Annual Report on Form 10-K filed for the fiscal year ended February 25, 2006 (the “Form 10-K”);
     (2) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Form 10-K; and
     (3) The description of the Company’s common stock, par value $1.00 per share, contained in the Registrant’s registration statement on Form 8-B filed on September 17, 1986.
     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made a part hereof from the date of filing of such documents.
ITEM 4. DESCRIPTION OF SECURITIES
     Not applicable.
ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL
     Tom Thomas, a director of Pier 1, is a shareholder of Winstead Sechrest & Minick P.C., the law firm engaged to render an opinion regarding the validity of the securities being registered under this Registration Statement.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS
     Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) grants corporations the right to limit or eliminate the personal liability of their directors in certain circumstances in accordance with provisions therein set forth. Article Seventh of the Pier 1 Certificate of Incorporation contains a provision eliminating or limiting director liability to Pier 1 and its stockholders for monetary damages arising from acts or omissions in the director’s capacity as a director. The provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director’s duty of loyalty to Pier 1 or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the Delaware statutory provision making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on the board of directors of Pier 1 protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above). As a result of this provision, the ability of Pier 1 or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care is limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director’s breach of his duty of care. The SEC has taken the position that the provision will have no effect on claims arising under the Federal securities laws.
     Section 145 of the DGCL grants corporations the right to indemnify their directors, officers, employees and agents in accordance with the provisions therein set forth. Article Seventh of the Pier 1 Certificate of Incorporation provides for mandatory indemnification rights, subject to limited exceptions, to any person, who, by reason of the fact that he or she is a director or officer of Pier 1, or at the request of Pier 1 was serving as a director, officer, employee, or agent of another entity, is involved in a legal proceeding of any nature. Such indemnification rights include reimbursement for expenses incurred by such director, officer, employee, or agent in advance of the final disposition of such proceeding in accordance with the applicable provisions of the DGCL.
     Pier 1 has entered into agreements with all of its directors and certain of its officers pursuant to which it has agreed to indemnify such directors and officers against liability incurred by them by reason of their services as a director or officer to the fullest extent allowable under applicable law.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
     Not applicable.
ITEM 8. EXHIBITS.
     The Exhibit Index to this Registration Statement is incorporated by reference in response to this Item 8.
ITEM 9. UNDERTAKINGS.
     (a) The Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any reoffer prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);
     (ii) To reflect in the reoffer prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of reoffer prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of securities:
          The Registrant undertakes that in a primary offering of securities of the Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (i) Any preliminary reoffer prospectus or reoffer prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424;
     (ii) Any free writing reoffer prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;
     (iii) The portion of any other free writing reoffer prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and
     (iv) Any other communication that is an offer in the offering made by the Registrant to the purchaser.
     (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrants’ annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth and the State of Texas, on June 22, 2006.

PIER 1 IMPORTS, INC.
By:	/s/ Marvin J. Girouard
Marvin J. Girouard
Chairman and Chief Executive Officer

     Each person whose signature appears below hereby severally constitutes and appoints Marvin J. Girouard and Charles H. Turner and each of them acting singly, as his or her true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, to sign for him or her and in his or her name, place and stead in any and all capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all post-effective amendments and supplements to the said Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he or she might or could do in person hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated below.

Signature	Title	Date

/s/ Marvin J. Girouard Marvin J. Girouard	Chairman and Chief Executive Officer	June 22 , 2006

/s/ Charles H. Turner Charles H. Turner	Executive Vice President, Finance, Chief Financial Officer and Treasurer	June 22 , 2006

/s/ Susan E. Barley Susan E. Barley	Principal Accounting Officer	June 22 , 2006

/s/ John H. Burgoyne John. H. Burgoyne	Director	June 22 , 2006

/s/ Dr. Michael R. Ferrari Dr. Michael R. Ferrari	Director	June 22, 2006

/s/ James M. Hoak, Jr. James M. Hoak, Jr.	Director	June 22, 2006

/s/ Karen W. Katz Karen. W. Katz	Director	June 22, 2006

/s/ Terry E. London Terry E. London	Director	June 22, 2006

/s/ Tom M. Thomas Tom M. Thomas	Director	June 22, 2006

EXHIBIT INDEX

Exhibit No.	Description
4.1
Indenture dated February 14, 2006 and Form of 6.375% Convertible Senior Notes due 2036, among Pier 1 Imports, Inc., the Subsidiary Guarantors parties thereto and JPMorgan Chase Bank, National Association, incorporated herein by reference to Exhibit 4.1 to the Company’s Form 8-K filed February 16, 2006

4.2
Registration Rights Agreement dated February 14, 2006, among Pier 1 Imports, Inc., the Guarantors parties thereto and the Initial Purchaser named therein, incorporated herein by reference to Exhibit 4.3 to the Company’s Form 8-K filed February 16, 2006

*5	Opinion of Winstead Sechrest & Minick P.C. as to the legality of the Registrant’s Common Stock

*23.1	Consent of Winstead Sechrest & Minick P.C. (included in the Opinion filed as Exhibit 5 hereto)

*23.2	Consent of Ernst &Young LLP, independent registered public accounting firm

24	Power of Attorney (set forth on the signature page hereof)

99.1	Pier 1 Imports, Inc. Management Restricted Stock Plan, incorporated herein by reference to Exhibit 10.5.1 to the Registrant’s quarterly report on Form 10-Q filed with the Commission on July 7, 2005

99.2	Form of Restricted Stock Agreement, incorporated herein by reference to Exhibit 10.5.2 to the Registrant’s quarterly report on Form 10-Q filed with the Commission on July 7, 2005

*	Filed Herewith